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                                                                     EXHIBIT 8.2

                       [DEWEY BALLANTINE LLP LETTERHEAD]

November 14, 1997

Doubletree Corporation
410 North 44th Street
Suite 700
Phoenix, AZ 85008

Ladies and Gentlemen:

    We have acted as special counsel to Doubletree Corporation, a Delaware corporation, ("Doubletree") in connection with the proposed transactions (the "Mergers") contemplated by the Agreement and Plan of Merger dated as of September 1, 1997 (the "Merger Agreement") among Doubletree, Promus Hotel Corporation, a Delaware corporation ("Promus"), and Parent Holding Corp., a Delaware corporation ("Parent"). In that connection, we have participated in the preparation of a registration statement under the Securities Act of 1933 on Form S-4 (the "Registration Statement"), including a Joint Proxy Statement/ Prospectus of Doubletree and Promus dated November 14, 1997 (the "Proxy Statement").

    You have requested our opinion as to the accuracy of the description in the Registration Statement of certain federal income tax consequences to holders of shares of Doubletree common stock ("Doubletree Common Stock"). In rendering our opinion, we have examined the Merger Agreement, the Registration Statement, the Proxy Statement and such other documents and corporate records as we have deemed necessary or appropriate. In addition, we have assumed (i) the Mergers will be consummated in the manner contemplated in the Proxy Statement and in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the Mergers set forth in the Proxy Statement are accurate and complete, (iii) we will deliver an opinion (the "Opinion") to you on the Closing Date, based upon reasonably requested representation letters, to the effect that the merger of Doubletree Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent, with and into Doubletree will be treated for federal income tax purposes as a reorganization described in section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and/or, taken together with the merger of Promus Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent, with and into Promus, as a transfer of property to Parent by holders of Doubletree Common Stock described in section 351 of the Code, and (iv) the Doubletree Merger will be treated for federal income tax purposes in accordance with the Opinion.

    On the basis and subject to (i) the accuracy of the statements and representations contained in the materials referred to above and the above assumptions and (ii) our considerations of such other matters as we have deemed necessary, it is our opinion that under present law the material federal income tax consequences to certain holders of Doubletree Common Stock are as set forth in the Proxy Statement under the heading "The Merger--Certain Federal Income Tax Consequences." You have not requested, and we do not express, an opinion concerning any other tax consequences of the Mergers. This opinion is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the section captioned "The Merger--Certain Federal Income Tax Consequences" in the Proxy Statement constituting a part of the Registration Statement. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the
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Securities Act of 1933, as amended, or the rules and regulations of the
Securities and Exchange Commission thereunder.

                                          Very truly yours,
                                          DEWEY BALLANTINE LLP

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